Exhibit 99.1

News Release

For immediate release

Contact:    (Investors) (Media)

Jerry RichardsAnna Torma

509-835-1521509-835-1558

PotlatchDeltic Appoints Eric J. Cremers President and Chief Executive Officer and Names Michael J. Covey Executive Chairperson

SPOKANE, Wash.– November 9, 2020 – (NASDAQ: PCH) PotlatchDeltic Corporation’s board of directors today announced that Eric J. Cremers, currently the company’s president and chief operating officer, has been appointed president and chief executive officer of the company, effective January 1, 2021.  Michael J. Covey, 62, who joined the company in 2006 as president and chief executive officer, and who has served as chairman and chief executive officer since 2007, will continue in his role as a director, serving as executive chairperson of the board of directors.

Cremers, 57, joined the company in 2007 as vice president and chief financial officer, and has held various executive roles at the company, including serving as the company’s president and chief operating officer since 2013.  He was appointed to the board of directors in 2013 and will continue to serve as a director. As chief operating officer, Cremers has had supervisory responsibility over the company’s Timberlands, Wood Products, and Real Estate business operations. As a member of PotlatchDeltic’s leadership team for more than a decade, Cremers has played an integral role in the company’s business operations and strategy.  He was instrumental in leading the company’s spin-off of Clearwater Paper Co. in 2008 and executing the company’s merger with Deltic Timber Corporation in 2018, creating a leading domestic timberland owner and top-tier wood products manufacturer.  Cremers also serves as second vice-chairman of the American Wood Council board of directors, and as a director on the Softwood Lumber Board.

“I am confident the succession plan announced today provides for continuity of leadership that will continue to build on PotlatchDeltic’s successes,” said Mr. Covey.  “I believe the board has made an outstanding choice in the selection of Eric as CEO.  During his fourteen years in leadership positions at PotlatchDeltic, Eric has developed a sound understanding of our industry necessary to ensure the future success of PotlatchDeltic.  His deep experience in finance, investor relations, and strategic operations will serve him well. I look forward to continuing to work with Eric and the board to support our customers and employees and deliver value for our shareholders.”

Cremers was previously senior vice president of corporate strategy and business development for Albertsons, Inc. and, prior to that, was managing director, investment banking, for Piper Jaffray.  He has also held roles in corporate development at companies including General Signal, Pillsbury, and Cooper Industries. Cremers earned a degree in mechanical engineering from the University of Kentucky and an MBA from the Harvard Business School.

Cremers commented, “I am honored to be selected as PotlatchDeltic’s next CEO and I look forward to continuing to work closely with our exceptional senior leadership team, along with Mike, as our executive chairperson, and our board of directors. I am excited to build on the momentum Mike has created to continue driving growth, profitability and environmental stewardship throughout the business to deliver long-term value.”

Charles Grenier, PotlatchDeltic’s lead independent director, said: “Mike has done a tremendous job leading PotlachDeltic, assembling a deep team of talented leaders and instilling a clear strategy for future growth and lasting success.  As a board, it is important to build on this strong foundation by implementing a thoughtful succession planning process. We are confident that Eric is the right person to lead PotlatchDeltic into the future.”

About PotlatchDeltic

PotlatchDeltic (NASDAQ:PCH) is a leading Real Estate Investment Trust (REIT) that owns approximately 1.8 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest management, is committed to environmental and social responsibility and to responsible governance. More information can be found at www.potlatchdeltic.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  This news release contains, in addition to historical information, certain forward-looking statements.  These forward-looking statements are based on management’s best estimates and assumptions regarding future events, and are, therefore, subject to known and unknown risks and uncertainties and are not guarantees of future performance.  The company’s actual results could differ materially from those expressed or implied by forward-looking statements.  The company disclaims any intent or obligation to update these forward-looking statements.

###